UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 28, 2006

RELIANCE STEEL & ALUMINUM CO.
(Exact name of registrant as specified in its charter)

California	001-13122	95-1142616
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
350 S. Grand Ave., Suite 5100
Los Angeles, CA 90071
(Address of principal executive offices)
(213) 687-7700
(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On December 28, 2006 Reliance Steel & Aluminum Co. (the “Company”) announced that it has reached an agreement to acquire the net assets and business of the Encore Group of metals service center companies (Encore Metals, Encore Metals (USA), Inc., Encore Coils, and Team Tube) headquartered in Edmonton, Alberta, Canada. Encore was organized in 2004 in connection with the buyout by management and a private equity fund managed by HSBC Capital (Canada) Inc. of certain former Corus CIC and Corus America businesses. Encore specializes in the processing and distribution of alloy and carbon bar and tube, as well as stainless steel sheet, plate and bar and carbon steel flat-rolled products, through its 17 facilities located mainly in Western Canada. Encore’s net sales for the twelve months ended December 31, 2005 were C$254.8 million. The Company expects to acquire the Encore Group assets through RSAC Canada Limited, the Company’s wholly-owned Canadian subsidiary. Current management is expected to remain in place. The transaction is expected to be finalized during the first quarter of 2007, subject to the completion of due diligence and regulatory approvals. Terms were not disclosed.
     On January 2, 2007, the Company completed its previously disclosed acquisition of Crest Steel Corporation (“Crest”), a metals service center company headquartered in Carson, California with facilities in Riverside, California and Phoenix, Arizona. The all cash transaction will be immediately accretive to Reliance’s earnings. Terms were not disclosed. Crest will operate as a wholly owned subsidiary of Reliance. Current management will remain in place except for Phil Steinberg, the founder and former Chairman of Crest, who will continue as a director and remain as a consultant to the company through a transition period. Crest was founded in 1963 and specializes in the processing and distribution of carbon steel products including flat-rolled, plate, bars and structurals. Crest’s net sales for the 2005 fiscal year were approximately $129 million.
     Also, on January 2, 2007, the Company’s wholly owned subsidiary, Siskin Steel & Supply Company, Inc., based in Chattanooga, Tennessee, completed the previously disclosed acquisition of Industrial Metals and Surplus, Inc. a metals service center company headquartered in Atlanta, Georgia and a related company, Athens Steel, Inc. located in Athens, Georgia. The all cash transaction will be immediately accretive to Reliance’s earnings. The management teams of Industrial Metals and Athens Steel will remain in place. Terms were not disclosed. Industrial Metals was founded in 1978 and specializes in the processing and distribution of carbon steel structurals, flat-rolled and ornamental iron products. Industrial Metals’ net sales (including Athens Steel) for the 2005 fiscal year were approximately $72 million. Industrial Metals will operate as a wholly owned subsidiary of Siskin. Siskin’s Georgia Steel Supply Company division located in Atlanta will be combined with the Industrial Metals operations.
     Each of these transactions is unrelated to the others. Prior to the closing of the acquisitions, neither the respective Sellers nor any of the officers or directors of the above entities were affiliated with or related to the Company in any way. The purchase prices were determined by negotiations between the Company on the one hand, and the respective Sellers on the other. To fund the purchase price and the repayment of debt, the Company drew on its syndicated bank revolving line of credit established November 9, 2006 with Bank of America, N.A. as administrative agent, and 15 banks as lenders. Certain of the Sellers and/or officers or directors of these entities, through various other entities, own certain of the real property on which facilities of the respective entities are located.
     Copies of the press releases related to these transactions are attached as exhibits.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.

N/A

(b)	Pro Forma Financial Information.

N/A

(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 28, 2006.

99.2	Press Release dated January 4, 2007.

99.3	Press Release dated January 5, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RELIANCE STEEL & ALUMINUM CO.
Dated: January 5, 2007	By:	/s/ David H. Hannah
David H. Hannah
Chief Executive Officer

RELIANCE STEEL & ALUMINUM CO.
FORM 8-K
INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated December 28, 2006.

99.2	Press Release dated January 4, 2007.

99.3	Press Release dated January 5, 2007.